Exhibit 99.2

FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

AMERICAN STRATEGIC INVESTMENT CO.

Subscription Rights to Purchase Shares of Common Stock

Distributed to Stockholders
of American Strategic Investment Co.

January 23, 2023

To Our Clients:

Enclosed for your consideration are a Base Prospectus, dated September 14, 2020 (the “Base Prospectus”), and a Prospectus Supplement, dated January 23, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offering (the “Rights Offering”) by American Strategic Investment Co., a Maryland corporation (the “Company”), of shares of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock as of 5:00 p.m., Eastern Time, on January 12, 2023 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, the Company is offering up to an aggregate of 386,100 shares of Common Stock pursuant to the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on January 23, 2023 and ends at 5:00 p.m., Eastern Time, on February 22, 2023, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Time”).

Please note that because you hold your shares in the name of a broker, dealer or other nominee who uses the services of Computershare Inc., you must exercise your Rights prior to 5:00 p.m., Eastern Time, on the Expiration Time.

As described in the Prospectus, each holder of record of shares of Common Stock is entitled to one Right for each share of Common Stock owned by the holder on the Record Date, evidenced by non-transferable Rights certificates (the “Rights Certificates”). Each Right allows the holder thereof to subscribe (the “Basic Subscription Right”) for 0.20130805 of a share of Common Stock at the cash price of $12.95 per whole share (the “Subscription Price”) of Common Stock.

No fractional shares of the Common Stock will be issued in the Rights Offering. Any fractional shares of the Common Stock created by the exercise of the Rights will be rounded down to the nearest whole share. A minimum of five Rights will be required to purchase one whole share of Common Stock. Any excess subscription payments received by the subscription agent in respect of fractional shares will be returned promptly after the Expiration Time, in the manner in which made, without interest or deduction.

In addition, Rights holders that exercise their Basic Subscription Right in full also will be eligible to subscribe (the “Over-Subscription Option”) at the same cash price of $12.95 per whole share to up to that number of shares of Common Stock that are offered in the Rights Offering but are not purchased by the other holders of Rights under their Basic Subscription Right. If an insufficient number of shares of Common Stock is available to fulfill all requests made in respect of the Over-Subscription Option, the available shares will be allocated pro rata (in proportion to the number of shares of Common Stock held after giving effect to all Basic Subscription Rights) among those Rights holders who fully exercised their Basic Subscription Right.

The Company may cancel or terminate the Rights Offering in its sole discretion at any time on or before the Expiration Time for any reason (including, without limitation, a change in the market price of the Common Stock). The Company also reserves the right to amend the terms of the Rights Offering.

The shares of Common Stock to be issued upon exercise of the Rights, like the Company’s existing shares of Common Stock, will be listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “NYC”. The Company will not be listing the Rights on NYSE or any other national securities exchange.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Rights Certificate; and
3.	Instructions as to Use of American Strategic Investment Co. Rights Certificate.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire on the Expiration Time. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price. Rights not exercised prior to the Expiration Time will expire without value.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Rights Certificate included with this letter.

With respect to any instructions to exercise Rights, the enclosed Rights Certificate must be completed and returned in sufficient time to allow us to process your request and submit your instructions to the subscription agent by the Expiration Time.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT, GEORGESON LLC, AT (866) 391-7007.